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                                                                        Exibit 9



                          LOAN AND SECURITY AGREEMENT

                                by and between

                   Telecom Corporation of Chicago ("Debtor")

                                      and

             American National Bank and Trust Company of Chicago,
               a National Banking Association ("Secured Party")

                          LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT (herein "Agreement") is made and entered into this 10th day of December, 1998, by and between Telecom Corporation of Chicago, a corporation organized and existing under the laws of the State of Illinois, with its principal place of business located at 285 Industrial Drive, Wauconda, Illinois 60084, (herein "Debtor") and American National Bank and Trust Company of Chicago, a national banking association, with its office located at 120 S. LaSalle, Street, Chicago, Illinois 60603 (herein "Secured Party").

                                   RECITALS

         WHEREAS, Debtor has requested that Secured Party make loans and/or otherwise extend credit to or on behalf of Debtor;

         WHEREAS, Secured Party is willing to make such loans and/or extensions of credit to Debtor upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual promises herein contained, and each intending to be legally bound thereby, the parties hereto agree as follows:

                            Section 1. DEFINITIONS

         The following terms, when used in this Agreement or Other Agreements (as hereinafter defined) shall have the meanings set forth herein, and such meanings shall be applicable to the singular and plural form thereof giving effect to the numerical difference.

         1.01     "Acceptable Inventory"

         "Acceptable Inventory" shall mean the Debtor's Inventory which meets each of the following requirements:

                  (a) It is in good and marketable condition such that it may be sold in the ordinary course of Debtor's business;

                  (b) In the case of goods held for sale or lease, it is of the quantity, type and quality normally maintained in the ordinary course of Debtor's business;

                  (c) It is not now and shall not at any time hereafter be stored with a bailee, warehouseman or similar party;

                  (d) It is owned by Debtor and is subject to a perfected security interest in favor of Secured Party and is not subject to any other claim, lien, security interest or encumbrance whatsoever; and

                 (e) Secured Party, in good faith, has determined, in accordance with Secured Party's customary business practices, that it is not unacceptable due to age, type, category, quality and/or quantity.

         Any of Debtor's Inventory which is Acceptable Inventory at any time, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Acceptable Inventory.

         1.02     "Acceptable Receivables"

         "Acceptable Receivables" shall mean those Receivables (as defined herein):

                  (a) which do not violate the warranties, representations and negative covenants contained herein;

                  (b) which comply with the affirmative covenants contained herein;

                  (c) which are due within ninety (90) days from the date of the original invoice issued by Debtor (in the event more than 50% of the Receivables owed by a particular Receivables Debtor, (as defined herein) become or remain due more than (ninety) 90 days after the date of the original invoice therefore, all Receivables owed by that Receivables Debtor shall be unacceptable);

                  (d) which arise from sales made in the ordinary course of Debtor's business to any Person (as defined herein) unless such Person

                           (i) is an Affiliate (as defined herein) of the
                  Debtor (unless such Receivables from such Affiliate arise from transactions based upon fair and reasonable terms which are no less favorable to Debtor than those Debtor would obtain in a comparable arm's length transaction with a Person not Debtor's Affiliate); or

                           (ii) has filed a petition for bankruptcy or other
                  relief under the then existing Bankruptcy Code, made an assignment for the benefit of its creditors, suspended its business operations, become insolvent, suffered a receiver or trustee to be appointed for its assets or affairs or suffered a petition or other application for relief to be filed against it; or

                           (iii) is a supplier to or creditor of Debtor,
                  unless such person has entered into an agreement with Secured Party waiving its rights of setoff or unless the Debtor's obligations to such supplier or creditor are backed by a letter of credit acceptable to Secured Party, issued or confirmed by a bank acceptable to Secured Party; or

                           (iv) is located outside the continental United
                  States or not subject to service of process in the United States (except for Guarantor (as defined below)), unless such sale is backed by a letter of credit acceptable to Secured Party, confirmed or issued by a bank acceptable to Secured Party, or which is insured by the Foreign Credit Insurance Association upon such terms and conditions acceptable to Secured Party; or

                           (v) is the United States of America or any
                  department, instrumentality, agency or political subdivision thereof, unless Debtor has complied to Secured Party's satisfaction with the provisions of the Federal Assignment of Claims Act of 1940, as amended, including without limitation, executing such assignments and notifications as may be required by Secured Party to effectuate the assignment of such account; or

                           (vi) is a Receivables Debtor whose total
                  Receivables, Acceptable or otherwise, owed to Debtor, exceed a credit limit determined by Secured Party in its sole discretion;

                  (e) which the Receivables Debtor has not disputed, nor objected to the goods or services of the Debtor nor rejected, returned or refused to accept such goods or services nor made any claim with respect to any other Receivables due from such Receivables Debtor;

                  (f) which is not and may not become subject to any right of setoff by the Receivables Debtor, unless the Receivables Debtor shall have entered into an agreement with Secured Party waiving such right of setoff;

                  (g) which does not arise out of a sale made on a bill-and-hold, guaranteed sale, sale on approval, consignment, or any other return or repurchase basis;

                  (h) which does not arise out of a contract containing a prohibition against assigning or granting a security interest therein; and

                  (i) which does not arise from an invoice, statement or other evidence of indebtedness which has been re-dated.

         1.03     "Affiliate"

         "Affiliate" shall mean any Person (as defined herein) under common control or having common shareholders owning at least ten percent (10%) thereof, whether such common control be direct or indirect. All of Debtor's officers, shareholders, directors, parent and subsidiary corporations, joint venturers, and partners (whether general or limited) shall be deemed Debtor's Affiliates for purposes of this Agreement.

         1.04     "Borrowing Base"

         "Borrowing Base" shall mean an amount equal to the sum of:

                  (a) 80% of the net value of Acceptable Receivables assigned to Secured Party; and

                  (b) the lesser of (i) 50% of the lower of cost or market value, determined in accordance with GAAP, of Acceptable Inventory assigned to Secured Party and (ii) $1,500,000.

         1.05     "Business Day"

         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois are required to close.

         1.05A             "Cash Flow Available"

         "Cash Flow Available" shall mean, with reference to any period, Debtor's net income before interest expense and taxes for such period; plus
(1) all amounts properly charges for depreciation for fixed assets and amortization of intangible assets during such period on the books of Debtor, minus (2) federal, state and local income taxes for such period; plus or minus
(3) net changes in deferred taxes and LIFO adjustments for such period; minus
(4) Debtor's cash payments for capital expenditures not

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reflected as an expense (net of any borrowings to support the expenditures)
for such period; minus (5) dividends and distributions for such period.

         1.06     "Charges"

         "Charges" shall mean all national, federal, state, county, city, municipal, and/or other governmental (including without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to

                  (i)      the Collateral,

                  (ii)     the Obligations (as defined herein),

                  (iii) Debtor's employees, payroll, income and/or gross receipts,

                  (iv) Debtor's ownership and/or use of any of its assets, or

                  (v)      any other aspect of Debtor's business.

         1.07     "Closing Date"

         "Closing Date" shall mean the date of initial disbursement of all or any portion of the proceeds of the Loans which date shall occur no later than December 10, 1998.

         1.08     "Collateral"

         "Collateral" shall mean all of Debtor's tangible and intangible property, whether now or hereafter existing, and whether now or hereafter owned, licensed, leased, consigned or acquired by Debtor, including without limitation, all of Debtor's:

                  (a) All accounts, Receivables, contract rights, general intangibles, goodwill, trademarks, trade names, copyrights, patent rights, chattel paper, instruments, documents, acceptances, notes, drafts, Inventory, goods, securities, deposits, cash, tax refunds, books, records, customer and supplier lists, ledgers, invoices, purchase and sales orders, data processing, computer and telecommunications systems, including software systems incidental thereto, insurance policies and certificates, guaranties, liens, and other personal property, and all proceeds, products, renewals, substitutions, replacements, additions and accessions thereto; and

                  (b) All monies, reserves, deposits, deposit accounts and interest or dividends thereon, securities, cash, and cash equivalents and other property now or at any time or times hereafter in the possession or under the control of Secured Party or its bailee; and

                  (c) All machinery, equipment, apparatus, appliances, furniture, furnishings, fixtures, supplies, whether now owned or hereafter acquired, and all proceeds, substitutions, replacements, additions and accessions; and

                  (d) All other Collateral or property with respect to which Debtor has or may hereafter grant to Secured Party a lien or security interest.

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         1.08A    "Debt"

         "Debt" of any Person shall mean, without duplication, each of the following, whether primary, secondary, direct, indirect, absolute, contingent, fixed or otherwise, previously, currently or subsequently owing, due or payable, however evidenced, created, incurred, acquired or owing, and however arising, whether by agreement (written or oral), at law, in equity or otherwise: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables on terms of 30 days or less incurred in the ordinary course of business of such Person); (ii) all indebtedness of such Person evidenced by a note, bond, debenture, or similar instrument; (iii) the principal component of all capitalized lease obligations of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn under such letters of credit; (v) all indebtedness of any other Person secured by any lien on any property such Person owns, whether or not such indebtedness has been assumed; (vi) all contingent obligations of such Person; and (vii) all payment obligations of such Person under any interest rate protection agreement (including without limitation any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements.

         1.08B    "Debt Service"

         "Debt Service" shall mean, with reference to any period, the sum (without duplication) of (i) the aggregate amount of payments required to be made by Debtor during such period in respect of principal on all Debt of Debtor, plus (ii) all interest expense for such period determined in accordance with GAAP.

         1.08C    "Debt Service Coverage Ratio"

         "Debt Service Coverage Ratio" shall mean the ratio of Debt Service to Cash Flow Available.

         1.09     "Default Rate"

         2% in excess of the rates of interest in effect under Section 4.02.

         1.10     "Event of Default"

         "Event of Default:" shall mean any of the events listed in Section 9 hereof.

         1.11     "Financials"

         Except as listed on Exhibit A attached hereto, Debtor has provided Secured Party with copies prior to the Closing Date of all requested financial statements.

         1.12     "Guaranty"

         "Guaranty" shall mean the Continuing Guaranty executed by Officeland, ("Guarantor") in favor of Secured Party pursuant to which Guarantor shall guarantee the Debtor's Obligations.

         1.13     "Inventory"

         "Inventory" shall mean all inventory of Debtor, whether now owned or hereafter acquired, including without limitation:

                  (i) all goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process and finished merchandise, goods, incidentals, office supplies,

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         packaging materials, and any and all items, including machinery and equipment used or consumed in the operation of the business of the Debtor and which contribute to the finished product or to the sale, promotion and shipment thereof, in which Debtor now or at any time hereafter may have an interest whether or not such inventory is listed in this Agreement or on any reports furnished to Secured Party from time to time;

                  (ii) all inventory whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of Debtor or is held by Debtor or by others for Debtor's account, including without limitation all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers;

                  (iii) all inventory which may be located on premises of Debtor or of any carrier, forwarding agents, truckers, warehousemen, vendors, selling agents or third parties;

                  (iv) all general intangibles relating to or arising out of inventory; and

                  (v) all proceeds and products of the foregoing resulting from the sale, lease or other disposition of inventory, including cash, accounts receivable, other non-cash proceeds and trade-ins.

         1.14     "Loan Instruments"

         "Loan Instruments" shall mean:

                  (i)      Loan and Security Agreement, with attached exhibits;

                  (ii)     Revolving Credit Note;

                  (iii)    Guaranty;

                  (iv)     Closing Certificate;

                  (v) Appropriate Uniform Commercial Code financing statements; and

                  (vi) Such other instruments and documents as Secured Party may require to evidence and perfect its Security Interest

         1.15     "Loan"

         "Loan" shall mean the Loan made by Secured Party to Debtor pursuant to this Agreement and the Revolving Credit Loan.

         1.15A             "Maturity Date"

         "Maturity Date" shall mean March 31, 1999.

         1.16     "Obligations"

         "Obligations" shall mean and include all loans, advances, debts, liabilities, obligations, covenants and duties owing to Secured Party from Debtor or any Affiliate of Debtor (other than the

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Guarantor if such obligation is not directly related to the business of
Debtor) of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or under any other agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, and any other sums chargeable to Debtor or Affiliate of Debtor under this Agreement or any other Agreement with Debtor. The term further includes, without limitations, all costs and expenses of attorneys engaged by Secured Party, including local counsel fees and costs and expenses incurred by paralegals and other staff employed by such attorneys, and further, the fees, costs and expenses of appraisers, consultants, accountant or other professionals, other than the salaried employees of Secured Party, engaged in connection with the drafting and preparation of this Agreement or the Other Agreements, and the administration, enforcement and defense of this Agreement, the Other Agreements or the relationships and security interest created thereunder, or Agreements or the relationships and security interest created thereunder, or the collection of the Obligations. The term further includes all out-of-pocket expenses incurred by Secured Party, or its agents or employees incurred with respect to this Agreement, the Other Agreements, the relationship and security interest created thereunder, or the administration, defense or enforcement thereof and the collection of the Obligations.

         1.17     "Other Agreements"

         "Other Agreements" shall mean all agreements, instruments and documents including, without limitation, the Revolving Credit Note, the Guaranty, notes, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, letters of credit, notices, security agreements, leases, financing statements, applications and all other written matter heretofore, now or hereafter executed by or on behalf of Debtor and delivered to Secured Party, or in connection with which Debtor or any Affiliate of Debtor (other than the Guarantors if such obligation is not directly related to the business of Debtor) may be indebted, the provisions of which are incorporated herein by reference.

         1.18     "Person"

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body, political subdivision or departments thereof).

         1.19     "Principal Balance"

         "Principal Balance" shall mean the unpaid principal balance of the Loan outstanding from time to time.

         1.20     "Prime Rate"

         "Prime Rate" shall mean the prime rate of interest Secured Party quotes or announces from time to time, whether or not such rate is the best or lowest rate available from Secured Party.

         1.21     "Receivables"

         "Receivables" shall mean and include all of Debtor's present and future rights to payment for goods, merchandise or Inventory sold or leased or for services rendered, including, without limitation, those which are not evidenced by instruments or chattel paper, and whether or not they have been earned

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


by performance, whether or not the same are listed on any schedules, reports or assignments furnished to Secured Party from time to time, or any letters of credit on which Debtor is named as beneficiary, contract rights, chattel paper, instruments, documents, insurance proceeds, and all such obligations whatsoever owing to Debtor, together with all instruments and all documents of title representing any of the foregoing, all rights in any goods, merchandise or Inventory which any of the same may represent, all rights in any returned or repossessed goods, merchandise and Inventory, and all right, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit, replevin and reclamation and all other rights and remedies of an unpaid vendor or lienor, and any liens held by the Debtor as a mechanic, contractor, subcontractor, processor, materialman, mechanist, manufacturer, artisan or otherwise.

         1.22     "Receivables Debtor"

         "Receivables Debtor" shall mean that Person obligated to Debtor on any Receivable, whether one or more.

         1.23     "Revolving Loan"

         "Revolving Loan" shall mean the revolving line of credit made available by Secured Party to Debtor in accordance with Section 4.01 hereof.

         1.24     "Tangible Net Worth"

         "Tangible Net Worth" shall mean as of any time, the difference between: (a) Debtor's total assets as they would normally be shown on Debtor's balance sheet, plus subordinated Debt, but excluding therefrom all values attributable to goodwill, patents, copyrights, trademarks, licenses, prepaid expenses, general intangibles, and receivables due to Debtor from its Affiliates (other than those receivables from Affiliates that are Acceptable Receivables as defined herein); and (b) Debtor's combined total liabilities and deferred charges as they would usually be shown on the balance sheets, including as liabilities all guaranties which Debtor has executed concerning the indebtedness of any of its Affiliates, if any.

         1.25     "Unsubordinated Debt"

         "Unsubordinated Debt" shall mean all Debt of Debtor not subordinated to Debtor's Obligations to Secured Party and evidenced by a subordination agreement reasonably acceptable to Secured Party.

         1.26     "General"

         Unless otherwise specifically defined in this Agreement, any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles ("GAAP"). All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code of the State of Illinois ("Code") to the extent the same are defined therein.

                   Section 2. REPRESENTATIONS AND WARRANTIES

Debtor makes the following representations and warranties to Secured Party and all future holders of any part of the Obligations. Such representations and warranties shall be true in all material respects throughout the entire term of this Agreement and thereafter so long as any of the Obligations remain unpaid.

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

         2.01     Places of Business.

         The principal place of business of the Debtor is 285 Industrial Drive, Wauconda, Illinois 60084. Debtor has no other place of business. Debtor shall provide Secured Party written notice at least thirty (30) days in advance of any change in, addition to, or discontinuance of Debtor's place of business.

         2.02     Financials and Information.

         The Financials and other information which Debtor has submitted to Secured Party to induce it to make and continue in force the Obligations have been prepared from its books and records and fairly present the financial condition of Debtor as of and for the periods ending and the respective dates stated herein. There have been no material adverse changes in either Debtor's financial condition or business since the date as of which the most recent balance sheet submitted to Secured Party was prepared. The financial statements and other information submitted by any guarantors of the Obligations pursuant to Section 6.01(c) fairly present the financial condition of such guarantors as of the respective dates stated therein, and there have been no material adverse changes in such financial condition since those dates.

         2.03     Liens and Encumbrances.

         None of the properties or assets of Debtor is subject to any liens or encumbrances, except those listed on Exhibit F attached hereto.

         2.04     Contingent Liabilities.

         Debtor is not a party to any suretyship, guarantyship, or other similar type agreement; nor has it offered its endorsement to any individual concern or acted or failed to act in any manner which would in any way create a contingent liability that does not appear in the Financials. Debtor has no pending obligations or liabilities, except trade payables arising since the date of the Financials in the ordinary course of business, which would adversely affect its business operations or the Collateral.

         2.05     Use of Proceeds.

         The proceeds of the advances contemplated hereunder shall be used for legal and proper corporate purposes, duly authorized by Debtor's Board of Directors, but in no event shall be used, directly or indirectly, to purchase traded securities or to repay indebtedness incurred to purchase such securities. The proceeds of the Revolving Loan shall be used for working capital purposes.

         2.06     Authority.

         The execution and delivery of this Agreement, and the performance by Debtor of its obligations hereunder and under the Other Agreements has been duly authorized by resolution of the Board of Directors of the Debtor, which resolution remains in full force and effect, will not constitute a default under or violate (whether by the lapse of time, the giving of notice or otherwise) any provision of the Articles of Incorporation of the Debtor, its Bylaws, or any contract, deed, agreement or other instrument to which the Debtor or any of its properties are bound.

         2.07     Organization.

         Debtor is duly organized and existing in good standing under the laws of the state of its incorporation, is qualified to do business and is in good standing in all other states in which such qualifications and good standing are necessary in order for Debtor to conduct its business and own its property as conducted and owned in such states, and has all requisite powers and authority, corporate or otherwise to conduct its business, to own its property and to execute, deliver and perform all of its obligations under this Agreement.

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

         2.08     Other Identity.

         During the preceding five years, Debtor has not been known by or done business under any other name, corporate or fictitious.

         2.09     Tax Returns, Assessments.

         Except as listed on Exhibit B attached hereto, Debtor has duly filed all required (federal, state and local) tax returns and has paid all taxes and other sums due to any governmental authority. Debtor has provided Secured Party with copies of any documents evidencing any government liens against Debtor or its property.

         2.10     Bankruptcies.

         During the preceding five (5) years, Debtor has not filed or had filed against it any bankruptcy, receivership or similar petitions nor has it made any assignments for the benefit of creditors.

         2.11     Contracts.

         No contract, governmental or otherwise, to which Debtor is a party, is subject to renegotiation, nor is Debtor in material default of any material contract.

         2.12     Litigation.

         No actions or proceedings have been or expected by Debtor to be filed before any court or administrative agency nor is there any basis or claim therefore which will materially adversely affect the financial condition or operation of Debtor.

         2.13     Collective Bargaining Agreements, Employee Benefit Plans.

         Debtor is not a party to any collective bargaining, union or pension plan agreement.

         2.14     ERISA Compliance.

         No fact, including but not limited to, any "Reportable Event," as that term is defined in Section 4043 of the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time ("Pension Reform Act") exists in connection with any Pension Plan (herein called a "Plan") of the Debtor which might constitute grounds for termination of any such Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer any such Plan. No "Prohibited Transaction" within the meaning of Section 406 of the Pension Reform Act exists to Debtor's knowledge or will exist upon the execution and delivery of this Agreement or the performance by the parties hereto of their respective duties, and obligations hereunder. Debtor agrees to do all acts, including but not limited to contributions, necessary to maintain compliance with the Pension Reform Act and agrees not to terminate any such Plan in a manner or do or fail to do any act which could result in the imposition of a lien on any property of the Debtor pursuant to Section 406B of the Pension Reform Act. Debtor has incurred no withdrawal liability under the Multiemployer Pension Plan Amendment Act of 1980.

         2.15     Compliance with Laws, Regulations.

         Debtor is not in violation of any notice, order, petition, or similar document in connection with or arising out of any environmental, health or safety law, regulation or order, and knows of no basis for any such violation or threat thereof. To the best of Debtor's knowledge, Debtor is not in violation of any other federal, state or local law, regulation or order. Debtor covenants that it shall file or cause to be

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filed in a timely manner all other reports, applications, estimates, licenses and other documents required by any governmental authority. If Debtor receives
(i) any notice of any violation or administrative or judicial complaint or order having been filed or about to be requiring Debtor to take any action in connection with the release and or clean-up of any "Hazardous Material" (any hazardous, toxic or dangerous waste, substance or material defined as such in or for purposes of "CERCLA" (the Comprehensive Environmental Response, Compensation and Liability Act of 1990 (42 U.S.C. Sec. 9601, et seq.)) and all other applicable federal, state or local laws, ordinances and regulations referred to herein) or (ii) any notice from any governmental body or any other Person alleging that Debtor is or may be liable for costs associated with a response or clean-up of any Hazardous Materials or any damages resulting from such release, Debtor, promptly upon receipt thereof, shall provide Secured Party with a copy of such notice. Debtor shall, without cost and expense to Secured Party, comply or cause compliance with the requirements of all federal, state and local environmental protection, occupational, health, safety and similar laws, ordinances, restrictions, licenses, and regulations, including, without limitation, CERCLA, the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. Sec. 300f et seq.,), the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), the Clean Air Act (42 U.S.C. Sec. 7401 et seq.) and other comparable federal, state or local laws, rules and/or regulations.

         2.16     Licenses, Permits.

         Debtor requires no license, permit or other permission from any governmental, agency or subdivision thereof, or from any licensing entity, other than those listed in Exhibit C, which Debtor represents to be in good standing and full force and effect. Debtor possesses adequate licenses, to continue to conduct its business as heretofore conducted by it. Debtor has provided Secured Party with copies of all items listed on Exhibit C.

         2.17     Ownership of Collateral.

         Subjected to the liens and encumbrances listed on Exhibit F attached hereto, with respect to the Collateral at the time the Collateral becomes subject to Secured Party's security interest, Debtor has and shall continue to have so long as Debtor is obligated to Secured Party, good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, encumbrances, security interest and claims except the lien and security interests hereby granted Secured Party. Debtor is fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of the Collateral to Secured Party; all documents and agreements evidencing ownership of Collateral shall be true and correct in all material respects what they purport to be; all signatures and endorsements that appear thereon shall be genuine and all signatories and endorsers shall have full capacity to contract; none of the transactions underlying or giving rise to the Collateral shall violate any applicable state or federal laws or regulations; all documents relating to the Collateral shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; and the Debtor agrees to defend the Collateral against the claims of all persons other than Secured Party.

         2.18     Additional Instruments.

         Debtor shall from time to time do whatever Secured Party reasonably may request by way of obtaining, executing, delivering and filing financing statements, landlord's or mortgagee's waivers, and other notices, agreements, documents, instruments and amendments and renewals thereof, and Debtor will take any and all reasonable steps and observe such formalities as Secured Party may request, in order to create and maintain a valid and enforceable first lien upon, pledge of, and paramount security interest in, any and all of the Collateral. Secured Party is authorized to file financing statements without Debtor's signature or to execute and file such financing statements in Debtor's behalf as specified by the Uniform Commercial Code to perfect or maintain its security interest in all of the Collateral. Debtor agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. All charges, expenses and fees Secured Party may incur in filing any of the foregoing, together with costs and expenses of any lien search required by Secured Party, and any taxes relating thereto, shall be charged to Debtor's Loan and added to the Obligations.

         2.19     Debtor's Financial Condition.

         Debtor now has and shall have at all times hereafter capital sufficient to carry on its current business and other transactions and those in which it may hereafter engage. Debtor is now and at all times hereafter shall be solvent and able to pay its debts as they mature. Debtor now owns property having a value, both at fair valuation and at present fair salable value, greater than the amounts required to pay Debtor's debts.

         2.20     Ownership of Receivables.

         Debtor is the true and lawful owner of its Receivables, and has, or at the time each Receivable comes into existence will have, good and clear title to each Receivable, subject to Secured Party's rights thereto.

         Each Receivable is, or at the time it comes into existence will be a true and correct statement of:

                  a) the bona fide indebtedness of each Receivable Debtor; and

                  b) the amount owing for merchandise sold and delivered to, or for services performed for and accepted by, such Receivable Debtor.

         There are no defenses, counterclaims, discounts or set offs that may be asserted against Acceptable Receivables.

         2.21     Machinery and Equipment - Vehicles.

         Debtor has delivered to Secured Party a certificate of title for each item of vehicles or mobile equipment. In the event any additions to machinery and equipment consist of vehicles or mobile equipment for which a Certificate of Title is required under the laws of the appropriate state, Debtor shall transfer possession of such Certificate of Title to Secured Party and shall take such other actions as may be required by Secured Party in connection therewith. In addition, Debtor covenants to report to Secured Party, in writing, no later than ten (10) days prior to the transfer of any item of machinery, equipment or vehicles to any State other than that where it is located at the date of this Agreement when such transfer is likely to be for a period of more than ninety (90) days. Such writing shall identify the item, the point to which it is being transferred and such other information as Secured Party may require.

         2.22     Incorporated Representations.

         All representations and warranties of the Debtor contained in the Loan Instruments are herein incorporated as if fully set forth herein.

                             Section 3. COVENANTS

         Debtor makes the following covenants which shall survive the initial disbursement of any proceeds of the Loan and shall be in effect throughout the term of this Agreement and so long as any Obligations remain unpaid:

         3.01     Insurance.

         Debtor shall have and maintain at all times:

                  (a) with respect to its property, including Inventory, insurance against risks of fire, theft, pilferage, so-called extended coverage and sprinkler leakage,

                  (b) with respect to motor vehicles, collision, comprehensive and bodily injury insurance, and

                  (c) insurance against other risks (including without limitation product and umbrella liability) customarily insured against by companies engaged in businesses similar to that of Debtor. All insurance shall be in amounts satisfactory to Secured Party, and shall contain such terms, be in such form, be for such periods and be written by such companies as may be satisfactory to Secured Party. Debtor shall cause Secured Party to be endorsed as a loss payee with a loss payable clause acceptable to Secured Party. In the event of failure to provide and maintain insurance as herein provided, Secured Party may, at its option, provide such insurance and charge the amount thereof to the appropriate Loan account. Debtor shall furnish to Secured Party certificates or other evidence satisfactory to Secured Party of compliance with the foregoing insurance provisions. In the Event of Default, Secured Party is hereby appointed Debtors' attorney-in-fact to make proofs of loss and claims for insurance, and to receive payments of the insurance and execute all documents, checks and drafts in connection with payment of the insurance.

         3.02     Taxes and Charges.

         Debtor will comply with all applicable statutes and governmental regulations and pay and discharge, before any penalty attaches thereto for nonpayment thereof, all taxes, assessments and governmental charges of any kind levied upon or assessed against Debtor, the Collateral, any income therefrom or upon the subject of the security interest of Secured Party; provided, however, that Debtor shall not be required to pay any such taxes, assessments, or other governmental charges so long as it shall in good faith contest the validity thereof, and if such contest is made Debtor will provide for the payment of the taxes, assessments or other governmental charges so contested in a manner satisfactory to Secured Party. In the event Debtor, at any time, fails to pay such taxes and charges, or to obtain discharges, subject to the provisions of the preceding sentence relative to contesting such items, Secured Party may, in its sole discretion, without waiving or releasing any Obligation or liability of Debtor or any Event of Default, make such payment, or any part thereof, or obtain such discharge or take other action with respect thereto which Secured Party deems advisable. All sums so paid by Security Party and any expenses incurred by Secured Party in connection therewith, including attorney's fees, shall be immediately due and payable from Debtor to Secured Party.

         3.03     Liens.

         Secured Party shall have the right, but shall not be obligated, to pay and to charge as an advance to Debtor's Revolving Loan account any lien or other charge upon or against any or all Collateral including, without limitation, those liens or charges arising under any statute or in favor of landlords, taxing authorities (including but not limited to withholding taxes), governments, public and private warehousemen, common and private carriers, processors, finishers, stevedores, mechanics, artisans, laborers, attorneys, courts or others.

         3.04     Notices to Secured Party.

         Debtor shall give prompt written notice to Secured Party of:

                  (a) any substantial dispute that may arise between Debtor and any governmental regulatory body or law enforcement authority including tax liability;

                  (b) any Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default;

                  (c) all litigation which could adversely affect Debtor where the amount claimed in any one suit or action is Twenty-Five Thousand Dollars ($25,000) or more and all litigation where the amount claimed in the aggregate is Fifty Thousand Dollars ($50,000) or more;

                  (d) any labor controversy resulting in or threatening to result in a strike or work stoppage against Debtor;

                  (e) any proposal by any public authority to acquire the assets or business or Debtor;

                  (f) the location of any Collateral any place other than Debtor's place of business;

                  (g) any proposed or actual change of Debtor's name, identity or corporate structure; or

                  (h) any other matter which has resulted or may result in a material adverse change in Debtor's financial condition or operations.

         3.05     Merger, Sale or Consolidation.

         Without Secured Party's prior written consent, Debtor shall not merge into, consolidate with, be acquired by or acquire any other Person, or sell or otherwise dispose of substantially all its assets or any of its assets except in the ordinary course of its business, during the term of this Agreement or so long as any of Debtor's Obligations remain unpaid; provided, however, that Debtor may become an indirect, wholly-owned subsidiary of Guarantor through a corporate restructuring whereby it is anticipated that Guarantor will create a wholly-owned domestic subsidiary (the "Domestic Parent") which will in turn own 100% of the issued and outstanding stock of Debtor (the "Guarantor Restructuring") and so long as Debtor causes Domestic Parent and Guarantor to execute such other documents as reasonably requested by Secured Party in conjunction with the Guarantor Restructuring.

         3.06     Operation of Debtor's Business.

         Except with the prior consent of Secured Party, Debtor makes the following covenants during the term of this Agreement or so long as any of Debtor's obligations remain unpaid:

                  (a) Dividends/Distributions.

                  Debtor shall not declare or pay cash or stock dividends upon any of Debtor's stock or make any distributions of Debtor's property or assets or make any loans, advances and/or extensions of credit to, or investments in, any Persons, including without limitation, any of Debtor's Affiliates, officers or employees, if, as a result of any such event, Debtor would not be in compliance with any of the financial covenants in Section 3.13 hereof;

                  (b) Capital Structure.

                  Other than in connection with the Guarantor Restructuring, Debtor shall not redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Debtor's capital stock, or make any material change in Debtor's capital structure or in any of Debtor's business objectives, purposes and operations which might in any way adversely affect the repayment of the Obligations. Guarantor owns 100% of the issued and outstanding stock of Debtor. After the Guarantor Restructuring, if it occurs, Domestic Parent will own 100% of the issued and outstanding stock of Debtor and Guarantor will own 100% of the issued and outstanding stock of Domestic Parent. All of the outstanding shares of the capital of Debtor are validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable federal and state laws, rules and regulations, including, without limitation, all so-called "Blue-Sky" laws;

                  (c) Transactions With Affiliates.

                  Other than the Guarantor Restructuring, Debtor shall not enter into, or be a party to any transaction with one of Debtor's Affiliates, except in the ordinary course of business and pursuant to the reasonable requirements of Debtor's business and upon fair and reasonable terms which are fully disclosed to Debtor and are no less favorable to Debtor than Debtor would obtain in a comparable arm's length transaction with a Person not Debtor's Affiliate;

                  (d)      Other Transactions.

                  Debtor shall not enter into any transaction which materially and adversely affects its business, operations, assets, or condition (financial or otherwise) or the Collateral or Debtor's ability to repay all Obligations or permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Receivable, including any of the terms relating thereto;

                  (e)      Guaranties.

                  Debtor shall not directly or indirectly become liable with respect to the obligations or liabilities of any Person, except to a spouse, descendants, or any trust created for the benefit of a spouse or descendant in connection with an obligation of a non-business nature or as expressly permitted herein;

                  (f)      Deposits/Withdrawals.

                  Debtor shall not, except with respect to transactions otherwise permitted hereunder, make deposits to or withdrawals from any of Debtor's deposit accounts for the benefit of any of its Affiliates;

                  (g)      Encumbrances.

                  Debtor shall not, except as otherwise expressly permitted herein, encumber, pledge, mortgage, grant a security interest in, assign, sell, lease or otherwise, dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise any of Debtor's assets;

                  (h)      Indebtedness.

                  Debtor shall not incur, without consent of Secured Party, Debt for borrowed money other than the Obligations, except in the ordinary conduct of Debtor's business (e.g. trade payables to suppliers of Inventory);

                  (i)      Capital Expenditures.

                  Debtor shall not, in the aggregate make or incur obligations for any capital expenditures in any fiscal year, including, without limitation, capitalized lease obligations, in an amount that exceeds the greater of (i) prior tax year depreciation, or (ii) $100,000.

                  (j)      Contingent Sales.

                  Debtor shall not make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or any other repurchase or return basis;

                  (k)      Books and Records.

                  Debtor shall not remove its books and records concerning the Collateral, or the Collateral, from the locations set forth in
         Section 2.01 or keep any of such books and records or the Collateral at any other office or location, unless Debtor gives Secured Party written notice thereof at least thirty (30) days prior thereto and the same is within the continental United States of America;

                  (l)      Intentionally Deleted.

                  (m)      Investments.

                  Debtor shall not, other than in the ordinary course of its business, make any investment in the securities of any Person; provided, however, notwithstanding the foregoing, Debtor may make investments in certificates of deposits of a banking institution insured by the Federal Deposit Insurance Corporation the ("FDIC"), in the amounts not to exceed the maximum amount insured by the FDIC;

                  (n)      Intentionally Deleted.

                  (o)      Type of Business.

                  Debtor shall not make any material change in the type of business it now conducts.

         3.07     Inventory.

         Secured Party may examine and inspect the Inventory upon reasonable advance notice to Debtor. Debtor shall maintain a perpetual Inventory. Debtor agrees to perform any and all steps reasonably requested by Secured Party to protect Secured Party's rights in the Inventory such as leasing warehouses to Secured Party or Secured Party's designee, placing and maintaining signs, appointing custodians, maintaining Inventory records, placing notations on Debtor's books of account to disclose Secured Party's security interest therein, delivering to Secured Party warehouse receipts covering that portion of the Inventory located in warehouses for which warehouse receipts are issued, transferring Inventory to warehouses designated by Secured Party's account and subject to Secured Party's instructions. Debtor will deliver to Secured Party a negotiable document of title to any Inventory becoming subject thereto and any letters of credit on which Debtor is named as beneficiary.
From time to time, Debtor shall, upon Secured Party's request, execute and deliver confirmatory written instruments pledging to Secured Party the Inventory described in any such listings or otherwise; provided, however, the Secured Party's failure to execute and deliver such confirmatory instruments shall not affect or limit Secured Party's security interest in other rights in and to the Inventory. Until all Obligations have been fully satisfied, Secured Party's security interest in the Collateral, whether now owned, or hereafter acquired, and all proceeds and products thereof, shall continue in full force and effect.

         Debtor, immediately, upon Secured Party's request and not later than the 30th day of each month, shall execute and deliver to Secured Party schedules of Inventory specifying Debtor's cost of Inventory and such other matters as Secured Party may request.

         3.08     Inspection of Books and Records/Field Exams.

         Debtor shall permit, upon advanced reasonable notice, representatives of Secured Party to inspect Debtor's books and records during regular business hours, and make copies thereof or extracts therefrom and to arrange for verification of Receivables, under reasonable procedures established by Secured Party, directly with the Receivable Debtors. Debtor specifically agrees that Secured Party may conduct field examinations at Debtor's cost one time in each fiscal year, the costs of which shall be consistent with Secured Party's past practices.

         3.09     Payment and Compliance with Agreements.

         Debtor will cause all payments to be made as required by this Agreement and Other Agreements. Debtor will promptly and fully perform and discharge all of the agreements and indebtedness of Debtor under or in connection with this Agreement and Other Agreements and will refrain from doing any act or acts that would violate any covenant or Agreement thereunder.

         3.10     Bank as Principal Depository.

         During the term of this Agreement, Debtor will establish and maintain with Secured Party accounts as its principal depository. Debtor will pay to Secured Party any and all fees due Secured Party to the extent not otherwise satisfied by demand deposits.

         3.11     Machinery and Equipment

         Debtor shall keep and maintain its machinery and equipment in good operating condition and repair and shall make all necessary replacements thereof so that the value, utility and operating efficiency thereof at all times will be maintained and preserved. Debtor shall promptly inform Secured Party of any material additions to or deletions from the machinery and equipment. Debtor shall not permit any such items to become affixed to real estate in such manner that such items of machinery and equipment will become a fixture or any accession to other personal property. Debtor shall, upon Secured Party's request, deliver to Secured Party all evidence of ownership of the machinery and equipment (including, without limitation, bills of sale, certificates of title and applications for title).

         Debtor shall not sell, transfer, lease, grant a security interest in or otherwise dispose of or encumber the machinery and equipment or any part thereof to any Person other than Secured Party; provided however, that in any fiscal year Debtor may sell or otherwise dispose of machinery and equipment with an aggregate book value not to exceed $50,000. If any machinery and equipment is sold, transferred or otherwise disposed of as permitted in this Section, Debtor promptly shall notify Secured

Party of such fact and, upon Secured Party's request, deliver all the cash proceeds of such sale, transfer or disposition to Secured Party, which proceeds shall be applied to the repayment of the Obligations; provided, however, that with Secured Party's prior consent Debtor may use the proceeds of such sale, transfer or disposition to finance the purchase or replacement machinery and equipment. Debtor shall deliver to Secured Party written evidence, satisfactory to Secured Party, of the use of the proceeds for such purchase. All replacement machinery and equipment purchased by Debtor shall be free and clear of all liens, claims, security interests and other encumbrances, except for the security interests granted to Secured Party, purchase money security interests consented to in writing by Secured Party, and the liens permitted as described in Exhibit F.

         3.12     Year 2000 Compliance.

         Debtor has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by Debtor may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and has made related appropriate inquiry of material suppliers and vendors. Based on such review and program, Debtor believes that the "Year 2000 Problem" will not materially adversely affect Debtor.

         3.13     Financial Covenants.

         (a) Debtor shall maintain Tangible Net Worth of not less than $800,000, which shall be measured on a quarter annual basis first beginning on December 31, 1998; and

         (b) At all times, Debtor shall maintain a ratio of Unsubordinated Debt to Tangible Net Worth of not greater than 3.0:1; and

         (c) Debtor shall maintain a Debt Service Coverage Ratio of not less than 1.15:1, which shall be measured on a quarter annual basis first beginning on December 31, 1998.

                     Section 4. LOANS AND TERMS OF PAYMENT

         4.01     Amount of Loan.

         Subject to the terms and conditions of this Agreement on the Closing Date, provided (i) no Event of Default exists and (ii) all of the terms and conditions of this Agreement have been satisfied, Secured Party shall lend to Debtor as follows:

                  Revolving Loan.

                  Secured Party agrees to lend to Debtor from time to time after the Closing Date and on or before the Maturity Date, such sums for working capital or the issuance of letters of credit as the Debtor may from time to time request, not exceeding $2,500,000. The aggregate principal amount of borrowings at any one time outstanding under the Revolving Loan shall be the lesser of (i) $2,500,000, and
         (ii) the Borrowing Base, each as reduced by (A) the amount of all advances Secured Party makes to Debtor under the Revolving Loan then remaining unpaid, and

         (b) all letters of credit, other credits or indulgences Secured Party grants to Debtor under the Revolving Loan from time to time, if any.

         4.02     Interest

                  (a)      Interest.

                  Except as set forth in Section 4.02(g), Debtor's Obligations shall bear interest at the Prime Rate.

                  (b)      Interest Computation.

                  Interest shall be computed on the basis of a year consisting of 360 days and charged for actual number of days during the period for which interest is being charged.

                  (c)      Maximum Interest.

                  Notwithstanding any provision to the contrary herein contained, Secured Party shall not collect a rate of interest on any obligation or liability due and owing by Debtor to Secured Party in excess of the maximum contract rate of interest permitted by applicable law. Secured Party and Debtor have agreed that the interest laws of the State of Illinois shall govern the relationship between them. All interest found in excess of that rate of interest allowed and collected by Secured Party shall be applied to the principal balance of each Loan in such manner as to prevent the payment and collection of interest in excess of the rate permitted by applicable law.

                  (d)      Payment of Principal and Interest.

                  Debtor shall pay interest on the unpaid principal amount of the Loan, from time to time, from and including the date of any advance thereunder to the day of repayment of such advance or until the Maturity Date equal to the Prime Rate, all as more specifically described in Section 4.03 below.

                  (e)      Prepayment.

                           (i) Voluntary Prepayment. The Debtor may prepay the Principal Balance of the Loan in whole or in part without penalty or premiums.

                           (ii) Application of Prepayments. All prepayments of
                  the Principal Balance of the Loan shall be applied to the Principal Balance of said Loan as directed by Debtor in the inverse order of maturity thereof.

                  (f)      Payments after Event of Default.

                  All payments received by Secured Party during the existence of an Event of Default and after the acceleration of Debtor's Obligations shall be applied to Debtor's Obligations in such manner as Secured Party shall elect.

                  (g)      Default Rate; Late Charge.

                  During the existence of an Event of Default, Debtor's Obligations shall bear interest at the Default Rate. In addition, if any installment of principal or interest to be made pursuant to this Loan Agreement is not made within ten (10) days of the due date, Debtor shall pay a late charge equal to the greater of: (a) Fifty Dollars ($50.00) per late payment; or (b) five percent (5%) of such installment, which late charge shall be due and payable immediately without demand.

                  (h)      Method of Payment; Good Funds.

                  Payment on the Revolving Credit Note shall not be deemed to have been received by Secured Party until Secured Party is in receipt of funds available to Secured Party at or before 2:00 p.m. Illinois time on a Business Day.

         4.03     Revolving Credit Note.

         The borrowing under Section 4.01(a) above shall be evidenced by a Revolving Credit Note in the principal amount of $2,500,000 (herein, together with any and all amendments, modifications, renewals, extensions, restatements and substitutions thereof and therefor, collectively called the "Revolving Credit Note"). The Revolving Credit Note shall be in the form set forth in Exhibit D, shall be dated the Closing Date and shall mature on the Maturity Date unless sooner due in accordance with the terms of this Agreement or the Revolving Credit Note. At the time of the initial borrowing under the Revolving Loan, and at each time an additional borrowing shall be requested under said Revolving Loan, or a repayment made in whole or in part, thereon, an appropriate notation thereof shall be entered by Secured Party in its books and records, provided, however, that no borrowing under the Revolving Loan or unpaid balance under the Revolving Credit Note shall exceed the Borrowing Base. The Revolving Credit Note shall bear interest from the date all or any portion thereof shall be disbursed or advanced until maturity at a fluctuating interest rate equal to the Prime Rate on the outstanding principal adjusted every Business Day as may be necessary to correspond with changes in the Prime Rate, payable on the first day of each month (commencing November 1, 1998) on the unpaid principal balance of the Revolving Loan from time to time for the preceding month. All amounts outstanding borrowed under the Revolving Loan, with accrued interest thereon, shall be due and payable on the Maturity Date.

         Debtor shall advise Secured Party by 2:00 p.m. on any Business Day of the amount and date of any requested borrowing under the Revolving Loan. Upon the performance of all conditions precedent and provided no Event of Default, as described herein shall exist, Secured Party will credit the account of the Debtor with the specific amount of said borrowing. The amount outstanding after each request for a borrowing under the Revolving Loan shall not exceed the Borrowing Base, as reduced by (A) the amount of all advances Secured Party makes to Debtor under the Revolving Loan then remaining unpaid, and (b) all letters of credit, other credits or indulgences Secured Party grants to Debtor under the Revolving Loan from time to time, if any. Debtor shall deliver to Secured Party on a monthly basis or at the time of each requested advance, a borrowing certificate in the form attached hereto as Exhibit E.

         4.04     Intentionally Deleted.

         4.05     Guaranty.

         Debtor's Obligations relating to the Revolving Loan shall be guaranteed by the Guaranty.

         4.06     Statement of Account.

         At least once each month during the term of this Agreement, Secured Party shall render to Debtor a statement of account which statement shall be presumed correct and accurate and shall constitute an account stated between Secured Party and Debtor unless thereafter waived in writing by Secured Party in its sole discretion or unless Debtor notifies Secured Party in writing to the contrary within thirty (30) days of the date on which said statement was sent to Debtor, specifying the errors or omissions therein, provided that Secured Party's failure to render such statement shall not be considered a breach of this Agreement.

         4.07     Terms of Repayment; Waivers.

         Except as otherwise expressed provided for in this Agreement, Debtor waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which Debtor might otherwise be entitled. Secured Party shall have the continuing and exclusive right to apply or reverse and re-apply any and all payments to any portion of the Obligations. To the extent that Debtor makes a payment or payments to Secured Party or Secured Party receives any payment or proceeds of the Collateral for Debtor's benefit, which payment(s) of proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential set aside and/or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Secured Party.

                         Section 5. SECURITY INTEREST

         Debtor, in order to secure its Obligations, hereby grants to Secured Party, and its successors and assigns, a continuing first and prior security interest in the Collateral, whether now owned or hereafter acquired. The security interests in the Collateral which the Debtor has granted to Secured Party under this Agreement are first position, indefeasible security interests in all the Collateral, except as expressly indicated otherwise on Exhibit F hereto. Notwithstanding any termination of this Agreement, until Debtor pays in full, all of the Obligations arising under the Loans, Secured Party shall retain its security interests in the Collateral, and Debtor shall continue to remit to Secured Party, collections of Receivables and proceeds of Collateral as provided in this Agreement, and Secured Party shall retain all of its rights and remedies under this Agreement.

                       Section 6. FINANCIAL INFORMATION

         6.01     Financial Statements and Other Information.

         Debtor will maintain a standard system of accounting and furnish to Secured Party:

                  (a)      Quarterly Statements.

                  As soon as available, and in any event within 45 days after the close of each fiscal quarter of each fiscal year, a copy of (i) the balance sheet of Debtor, as of the end of such quarter, (ii) the statements of income, cash flow, and shareholder's equity for such quarter and for the period from the beginning of the then current year to the end of such quarter setting forth in each case in comparative form with the corresponding figures as of and through the corresponding period in the preceding fiscal year, all in reasonable detail, containing such information as Secured Party may require and compiled by the Debtor, and certified as complete and correct (subject to year-end adjustments) by the chief financial officer of Debtor and (iii) a certificate of Debtor executed by the chief financial officer confirming the compliance by Debtor of the covenants set forth in
         Section 3.06 and 3.13 hereof.

                  (b)      Annual Statements of Debtor.

                  As soon as available and in any event within 90 days after the close of each fiscal year, a copy of (i) the balance sheet of Debtor as of the end of such year, and (ii) the statements of earnings, cash flow and retained earnings of Debtor for such year setting forth in each case in comparative form with the corresponding figures of the previous year, all in reasonable detail, and in each case prepared by Debtor, and accompanied by an opinion of Debtor's independent certified public accounts ("Accountants") selected by Debtor and satisfactory to Secured Party, together with a certificate of the Accountants which shall state that (a) the audit by the Accountants in connection with the preparation of such financial statements has been conducted in accordance with generally accepted auditing standards and that the Accountants believe that the audit provides a reasonable basis for their opinion, (b) such financial statements have been prepared in accordance with GAAP and that such financial statements prepared are consistent with those prepared by the Borrower in prior periods, (c) such financial statements fairly present the financial position, results of operations and cash flows of Borrower, (d) in making the examination of the books and records of Borrower, it has obtained no knowledge of any violation of any term or provision of this Agreement.

                  (c)      Financial Statements of Guarantor.

                           (i) as soon as available and in any event within 90 days after the last day of each fiscal year, (A) the consolidated balance sheet of Guarantor as of the end of each such fiscal year, and (B) the consolidated statements of earnings, cash flow and retained earnings of Guarantor for such year setting forth in each case in comparative form with the corresponding figures of the previous fiscal year, all in reasonable detail, and in each case prepared by Guarantor, and accompanied by an opinion of Guarantor's independent certified public accountants ("Guarantor's Accountants") selected by Guarantor and reasonably satisfactory to Lender, together with a certificate of the Accountants which shall state that (1) the audit by the Guarantor's Accountants in connection with the preparation of such financial statements has been conducted in accordance with generally accepted auditing standards and that the Accountants believe that the audit provides a reasonable basis for their opinion; (2) such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and that such financial statements prepared are consistent with those prepared by Guarantor in prior periods; (3) such financial statements fairly present the financial position, results of operations and cash flows of Guarantor; and (4) in making the examination of the books and records of Guarantor, it has obtained no knowledge of any violation of any term or provision of this Guaranty; and

                           (ii) as soon as available and in any event within 45 days after the last day of each fiscal quarter occurring while the Guaranteed Obligations are outstanding, (A) the consolidated balance sheet of Guarantor, as of the end of such quarter, and (B) the consolidated statements of income, cash flow and shareholder's equity for such quarter and for the period from the beginning of the then current year to the end of such quarter setting forth in each case figures as of and through the corresponding period in the preceding fiscal year in comparative form with the corresponding figures of the previous fiscal quarter, all in reasonable detail, containing such information as Lender may require, and compiled by the Guarantor, and certified as complete and correct (subject to year-end adjustments) by the chief financial officer of Guarantor.

                   (d)     Receivable and Payable Aging.

                  An aging schedule for Debtor's accounts Receivable and accounts payable by the 30th day following each month of each year based upon the account balances as of the end of the preceding month.

                Section 7. COLLECTION OF RECEIVABLES BY DEBTOR

         7.01     Collection.

         Until Secured Party exercises its rights to collect the Receivables under Section 8 hereof, Debtor will collect with diligence all Debtor's Receivables, whether or not said Receivables are deemed Acceptable Receivables hereunder.

         7.02     Returned Merchandise.

         Until Secured Party exercises its rights to collect the Receivables under Section 8 hereof, Debtor may continue its present policies for returned merchandise and adjustments, but shall promptly notify Secured Party of any material credits, adjustments or disputes arising about the goods or services represented by Acceptable Receivables. In any event, Debtor will immediately pay Secured Party from its own funds (and not from the proceeds of Acceptable Receivables), for application to Debtor's Obligations secured by this Agreement, an amount equal to any credit or adjustment made to any Acceptable Receivables; provided, however, that so long as no Event of Default has occurred hereunder, such payment need not be made if Debtor shall have, after making such credit or adjustment, sufficient Acceptable Receivables, to maintain the aggregate outstanding balance of the Revolving Loan at an amount not to exceed the Borrowing Base.

         Section 8. DIRECT COLLECTION OF RECEIVABLES BY SECURED PARTY

         Debtor's authority to collect receivables may be terminated by Secured Party in the event of the occurrence of any of the events or conditions set forth in Section 9.

                              Section 9. DEFAULT

         9.01     Events of Default.

         The following occurrences are Events of Default:

                  (a) a default by Debtor in the prompt payment of any Obligations within five (5) days after the due date under this Agreement or any Other Agreement;

                  (b) Debtor fails to perform or observe any agreement, covenant or obligation arising under Article 3 of this Agreement;

                  (c) failure of Debtor, within thirty (30) days after notice and demand to promptly, fully and faithfully satisfy, perform, discharge, observe any agreement, covenant or obligation arising under this Agreement or any Other Agreement not specifically described above, or Debtor otherwise fails to perform any Obligation when due, unless such performance by its nature, requires, more than thirty (30) days to complete, in which case, Debtor shall have begun such performance within such thirty (30) days and constantly is pursuing such performance with due diligence;

                  (d) any material statement or representation made for the purpose of obtaining credit under this Agreement or Other Agreement proves false in any material respect;

                  (d) Debtor or any guarantor of Debtor's Obligations to Secured Party becomes insolvent, makes assignment for the benefit of creditors, becomes unable to pay its debts as they mature, or ceases business operations;

                  (e) commencement of any proceeding by or against Debtor or Guarantor under any bankruptcy, reorganization, state receivership, arrangement, readjustment of debts or moratorium law or statute which is not dismissed within 30 days;

                  (f) issuance of any writ of attachment or execution, garnishment, tax lien or other legal process against the Collateral or any other property of Debtor which is not dismissed within 30 days;

                  (g) any assessment for taxes against Debtor, other than for real property taxes and taxes being contested in good faith by Debtor, by any federal, state or any local government body or department or agency thereof which has not been discharged or paid within 30 days; or

                  (h) if there is any material loss, theft or substantial damage to or destruction, sale or encumbrance of any Collateral (except as permitted under the terms of this Agreement) or if at any time Secured Party loses any of its security interests under this Agreement, or if said security interests are in any way diminished, altered or modified in a manner which is or could be to the material detriment of Secured Party; or

                  (i) if Debtor defaults in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Debt, or Debtor or any guarantor of Debtor's Obligations defaults in the performance or observance of any obligation or condition with respect to such Debt. An Event of Default also shall exist if any other event occurs or condition exists, if the effect of such event or condition is to accelerate the maturity of any Debt Debtor or any guarantor of Debtor's Obligations owes to any Person or to permit (or with the giving of notice, lapse of time or both, would permit) the holder or holders or any trustee or agent for such holders, to accelerate the maturity of any such Debt, or if any such Debt otherwise becomes or is declared to be due and payable prior to its stated maturity other than as a result of a regularly schedule payment, or if any other event of default occurs under any documents evidencing such Debt and/or any law of any governmental authority concerning such Debt.

         9.02     Acceleration in Event of Default or Demand.

         Upon the occurrence of any Event of Default, then all Obligations of Debtor to Secured Party, shall, at the option of Secured Party and notwithstanding any time allowed in any instrument evidencing an Obligation or in any Other Agreement, immediately become due and payable without demand and without notice to Debtor. Thereafter, Secured Party shall have no obligation to make any further advances pursuant to this Agreement.

                       Section 10. REMEDIES UPON DEFAULT

         10.01    Remedies.

         If Debtor fails to pay its Obligations upon the occurrence of an Event of Default or on the Maturity Date thereof, Secured Party may, at its option and without further demand or notice to Debtor and without a prior court hearing, do any one or more of the following:

                  (a) immediately take possession of the Collateral wherever it may be found, together with all or any of Debtor's records identifying the Collateral, and Debtor waives all claims for damages due to or arising from any such taking;

                  (b) Secured Party shall have the right to require the Debtor to assemble the Collateral and make it available to Secured Party at a place designated by Secured Party;

                  (c) proceed in the foreclosure of Secured Party's security interest and sale of the Collateral in any manner permitted by law, or provided for herein or in any other security document;

                  (d) sell, lease or otherwise dispose of the Collateral in a commercially reasonable manner at public or private sale, with or without having the Collateral at the place of sale, and on terms and in such manner as Secured Party may determine;

                  (e) retain the Collateral in full satisfaction of the obligations secured by it;

                  (f) setoff the Obligations against the funds of Debtor on deposit with Secured Party, on demand, or represented by any obligations issued by Secured Party to Debtor;

                  (g) apply to any court of appropriate jurisdiction for the appointment of a receiver to take possession of the Collateral, to which appointment Debtor hereby expressly consists; or

                  (h) exercise any other rights or remedies of a secured creditor under the Uniform Commercial Code.

         10.02    Alternative Remedies/Waiver by Debtor.

         Secured Party shall have the right to enforce one or more remedies partially, successively, or concurrently, and any such action shall not stop or prevent Secured Party from pursuing any further remedy that it may have hereunder or by law. Secured Party shall have the right to proceed against any

Collateral of any Debtor in any manner or order it so chooses to satisfy all Obligations and Debtor waives any right it may have requiring the Secured Party to proceed against Debtor, or any or all Debtor's Collateral. To the fullest extent permitted by applicable law, Debtor covenants that it will not at any time insist upon or plead or in any manner whatever claim or take any benefit or advantage of any law requiring the marshalling of assets. Secured Party is hereby granted a license or other right to use, without charge, Debtor's labels, patents, copyrights, trade secrets, trade names, trade marks or any property of a similar nature pertaining to the Collateral, and Debtor's rights under all licenses and franchise Agreements shall inure to the benefit of Secured Party.

         10.03    Power of Attorney.

         Upon an Event of Default, Debtor irrevocably designates, makes, constitutes and appoints Secured Party (and all persons designated by Secured Party) as Debtor's attorney-in-fact, with a power coupled with an interest, without notice to Debtor and at such time or times thereafter as Secured Party in its sole and absolute discretion, may determine, in Debtor's or Secured Party's name do as follows:

                  (a) to demand payment of the Receivables and Collateral;

                  (b) to enforce payment of the Receivables and Collateral by legal proceedings or otherwise;

                  (c) to exercise all of Debtor's rights and remedies with respect to the collection of the Receivables, and Collateral;

                  (d) to settle, adjust, compromise, extend or renew the Receivables and Collateral;

                  (e) to settle, adjust or compromise any legal proceedings brought to collect the Receivables and Collateral;

                  (f) to sell or assign the Receivables and Collateral upon such terms, for such amounts and at such time or times as Secured Party deems advisable;

                  (g) to discharge and release the Receivables and Collateral;

                  (h) to take control, in any manner, of any time of payment of proceeds referred to in Section 1.07 above;

                  (i) to prepare, file and sign Debtor's name on any proof of claim in bankruptcy or similar document against any Receivables Debtor;

                  (j) to prepare, file and sign Debtor's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Receivables and Collateral;

                  (k) to do all acts and things necessary, in Secured Party's sole discretion, to fulfill Debtor's obligations under this Agreement;

                  (l) to endorse the name of Debtor upon any of the items of payment or proceeds referred to in Section 1.08 above and to deposit the same to the account of Secured party to and on account of Debtor's Obligations;

                  (m) to endorse the name of Debtor upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or Agreement relating to the Receivables and Collateral;

                  (n) to sign the name of Debtor to verifications of the Receivables and Collateral and notices thereof to Receivables Debtor; and

                  (o) to execute, file and deliver such documents, instruments and agreements as Secured Party may deem necessary to perfect and/or protect Secured Party's security interest and the collateral.

         All costs, expenses and fees (including, but not limited to, attorney's fees) incurred by Secured Party (or for which Secured Party becomes obligated to pay) in connection with the foregoing shall be paid by Debtor to Secured Party.

         10.04    Deficiency.

         If a sufficient sum is not realized from disposition of the Collateral to pay all Obligations of Debtor to Secured Party, Debtor promises and agrees to pay to Secured Party any deficiency, including any unpaid balance of the Loan.

                         Section 11. TERM OF AGREEMENT

         This Agreement shall commence as of the date first above written and shall continue until the earlier of (i) the Maturity Date; or (ii) the occurrence of an Event of Default. Upon termination of this Agreement, Secured Party shall have no further obligations under this Agreement, including the agreement to advance any further proceeds of the Loan. Notwithstanding anything to the contrary herein contained, all provisions of this Agreement for the benefit of Secured Party shall remain in effect until the Obligations have been satisfied in full.

                       Section 12. CONDITIONS OF CLOSING

         Secured Party's obligations to make the Loan shall be subject to the satisfaction of all of the following conditions on or before the "Closing Date", in a manner, form and substance satisfactory to Secured Party:

         12.01    Delivery of Instruments.

         The following shall have been delivered to Secured Party, each duly authorized and executed:

                  (a) the Loan Instruments;

                  (b) a copy of the executed lease between Debtor and John Einarsen expiring not sooner than December 31, 2000 with a monthly rental payment of not less than $7,730 per month;

                  (c) a landlord waiver and consent executed by John Einarsen in favor of Secured Party with respect to the lease referenced in subsection (b) above and the Debtor's premises located at 285 Industrial Drive, Wauconda, Illinois, in form satisfactory to Secured Party;

                  (d) a certificate of incumbency for Debtor;

                  (e) a certificate of good standing for Debtor in Illinois;

                  (f) certified copies of the articles of incorporation and by-laws, and all amendments thereto, of Debtor;

                  (g) certified copies of resolutions adopted by the board of director of Debtor authorizing the execution and delivery of the Loan Instruments to which it is a party and the consummation of the transactions completed therein;

                  (h) a confirmation of business accounts;

                  (i) confirmation that the closing of the sale of Debtor to Guarantor has taken place;

                  (j) a copy of the executed three year employment agreement between Debtor and John Einarsen; and

                  (k) such other instruments, documents, certificates, consents and waivers as Secured Party may request, including specifically the items set forth on the closing checklist delivered to Borrower.

         12.02    Approvals and Permits.

         Secured Party shall have received evidence satisfactory to Secured Party to the issuance by appropriate federal, state, county, municipal or local authorities having jurisdiction over the business of Debtor, of all licenses, approvals or permits necessary in connection with the operation of the business of Debtor, including such licenses, approvals and permits relating to environmental protection, if any.

         12.03    Opinion of Counsel.

         Secured Party shall have received from counsel to Debtor, an opinion in form and substance acceptable to Secured Party covering matters incident to the transactions contemplated by this Agreement.

         12.04    Secured Party's Security Interest.

         All filings of Uniform Commercial Code Financing Statements and all other recordings and actions necessary to perfect and maintain the security interests as first, valid and perfected liens in Collateral.

         12.05    Proceedings and Documents.

         All corporate and other proceedings in connection with the transaction contemplated by this Agreement and other Loan Instruments as all documents and interests incident to such transaction shall be satisfactory to Secured Party, and Secured Party shall have received all such counterpart originals or certified or other copies as Secured Party reasonably may request.

         12.06    Representations and Warranties.

         On the Closing Date the representations and warranties of Debtor set forth in this Agreement and other Loan Instruments shall be true and correct when made and at and as of the time of Closing, except as affected by the consummation of the transactions contemplated by this Agreement.

         12.07    Performance; No Default.

         Debtor shall have performed and complied with all agreements and conditions contained in the Loan Instruments to be performed by or complied with prior to or at the Closing.

         12.08    Material Adverse Change.

         No event shall be occurred which has a material adverse effect on the business or the financial condition, property, operations, prospects or profits of Debtor or upon the ability of Debtor to perform its obligations under the Loan Instruments.

         12.09    Reimbursement of Expenses.

         On the Closing Date, Debtor shall have reimbursed Secured Party or paid to the applicable party, all fees and expenses due and payable pursuant to Section 13.11.

                          Section 13. MISCELLANEOUS.

         13.01    Notices.

         All notices and communications under this Agreement shall be in writing and shall be (i) delivered in person, or (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or by overnight express carrier, addressed in each case as follows:

                  To Debtor:         Telecom Corporation of Chicago
                                     285 Industrial Drive
                                     Wauconda, Illinois  60084
                                     Attn: John Einarsen

                  Copies to:         Officeland, Inc.
                                     312 Dolomite, Suite 212
                                     Downsview, Ontario, Canada M3J2N2
                                     Attn: Christopher Walker

                                     and

                                     Moskowitz Altman & Hughes, LLP
                                     11 East 44th Street, Suite 504
                                     New York, New York 10017-1121
                                     Attn: Stanley Moskowitz

                                     and

                                     Michael Best & Friedrich
                                     77 West Wacker Drive, Suite 4300
                                     Chicago, Illinois 60601
                                     Attn:

                  To Secured Party:  American National Bank and Trust
                                     Company of Chicago
                                     499 Lake Cook Road
                                     Deerfield, Illinois 60015
                                     Attn: Joseph E Miltimore

                  Copy to:           Much Shelist Freed Denenberg
                                     Ament & Rubenstein, P.C.
                                     200 North LaSalle Street, Suite 2100
                                     Chicago, Illinois 60601
                                     Attn: David T. Brown

or in such other manner, or to any address, as to either of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms an this Section 14.1 shall be deemed received or (i) if sent by overnight, express carrier, on the next Business Day immediately following the day sent, or (ii) if sent by registered or certified mail, on the third Business Day following the day sent.

         13.02    Intentionally Deleted.

         13.03    Taxes and Fees.

         Should any tax (other than taxes based upon the net income of Secured Party), recording or filing fees become payable in respect of any of the Loan Instruments, or any amendment, modification or supplement thereof, Debtor agrees to pay the same to Secured Party on demand, together with any interest or penalties thereon and agree to hold Secured Party harmless with respect thereto.

         13.04    Severability.

         In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of any law, or by reason of the interpretation placed thereon by any Governmental Body or any court, as applicable, this Agreement shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity or any other provisions hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.

         13.05    Waiver.

         No delay on the part of Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof, or be deemed to establish a custom or course of dealing or performance between the parties hereto, or preclude the exercise of any other right, power or privilege.

         13.06    Modification of Loan Instruments.

         No modification or waiver of any provision of any of the Loan Instruments shall be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Debtor as the case may be in any case shall entitle Debtor to any other or further notice or demand in the same, similar or other circumstances.

         13.07    Captions.

         The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

         13.08    Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         13.09    Remedies Cumulative.

         All rights and remedies of Secured Party pursuant to this Agreement, any other Loan Instruments or otherwise, shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.

         13.10    Entire Agreement, Conflict.

         This Agreement and the other Loan Instruments executed prior or pursuant hereto constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby or thereby and supersede any prior agreements, whether written or oral, relating to the subject matter hereof. In such event as a conflict between the terms and conditions of this Agreement and any other Loan Instrument, the terms and conditions of this Agreement shall supersede and govern in all respects.

         13.11    Fees and Expenses.

         Upon demand by Secured Party therefor, Debtor shall reimburse Secured Party for all out-of-pocket costs, fees and expenses incurred by Secured Party, or for which Secured Party become obligated, in connection with the negotiations preparation and conclusion of this Agreement and the Other Agreements including, but not limited to, reasonable attorney's fees, costs and expenses, search fees, costs and expenses, title insurance policy fees, costs and expenses, filing and recording fees and all taxes payable in connection with this Agreement or the Other Agreements.

         13.12    Attorney Fees.

         If at any time or times hereafter whether or not Debtor's Obligations are outstanding at such time, Secured Party (a) employs counsel for advice or other representation (i) with respect to the Collateral, this Agreement, the Other Agreements or the administration of Debtor's Obligations, (ii) to represent Secured Party in any litigation, arbitration, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, arbitration, contest, dispute, suit or proceeding (whether instituted by Secured Party, Debtor or any other Person) in any way or respect relating to the Collateral, this Agreement, the Other Agreements, or Debtor's affairs, or (iii) to enforce any rights of Secured Party against Debtor or any other Person which may be obligated to Secured Party by virtue of this Agreement of the Other Agreements, including, without limitation, any obligor; (b) takes any action with respect to the administration of Debtor's Obligations or to protect collect, sell, liquidate or otherwise dispose of the Collateral; and/or (c) attempts to or enforces any of Secured Party's rights or remedies under this Agreement or the Other Agreements, including without limitation, Secured Party's rights or remedies with respect to the Collateral, the reasonable costs and expenses (including but not limited to court costs, expert fees, paralegal fees, attorneys' fees and disbursements, accountant's fees and expenses and court reporter fees and expenses) incurred by Secured Party in any manner or way with respect to the foregoing, shall be part of Debtor's Obligations, payable by Debtor to Secured Party on demand.

         13.13    Jurisdiction and Venue.

         DEBTOR IRREVOCABLY AGREES THAT, SUBJECT TO SECURED PARTY'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. DEBTOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. DEBTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST DEBTOR BY SECURED PARTY IN ACCORDANCE WITH THIS PARAGRAPH.

         13.14    Waiver and Trial by Jury.

         DEBTOR HEREBY IRREVOCABLY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR PROCEEDING (i) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER AGREEMENTS, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (ii) ARISING FROM ANY DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH

OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENT, OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT, COUNTERCLAIM OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

                                  DEBTOR:

                                  TELECOM CORPORATION OF CHICAGO

                                  By: /s/ Christopher Walker
                                      -----------------------------------------
                                  Its: Assistant Secretary
                                      -----------------------------------------
                                      Christopher Walker
                                      Title: Assistant Secretary

         Accepted this 10th day of December, 1998, at Secured Party's principal place of business in the City of Chicago, State of Illinois.

                                  SECURED PARTY:

                                  AMERICAN NATIONAL BANK AND TRUST COMPANY
                                  OF CHICAGO

                                  By:  /s/ Joseph E. Mittmore
                                       ----------------------------------------
                                  Its: Vice President
                                       ----------------------------------------